UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Benihana Inc.

(Name of Registrant as Specified In Its Charter)

Benihana of Tokyo, Inc.
Benihana Protective Trust dated June 8, 1998

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The following materials may be used by representatives of the Benihana of Tokyo, Inc. (“BOT”) in discussions with stockholders of Benihana Inc. (the “Company”), in connection with BOT’s current solicitation of proxies for the Company’s 2004 Annual Meeting of Stockholders, scheduled for September 28, 2004. Accordingly, BOT is filing the following materials as definitive additional proxy materials pursuant to Section 14(a) of the Securities Exchange Act of 1934.

FOR IMMEDIATE RELEASE

CONTACT:	Arthur B. Crozier Innisfree M&A Incorporated 212-750-5837

OPPOSITION GROUP URGES COMMON STOCKHOLDERS OF BENIHANA INC. (NASDAQ: BNHN) TO VOTE BLUE PROXY CARD

NEW YORK, September 22, 2004..... Benihana of Tokyo, Inc. released the following letter to common stockholders of Benihana Inc. (NASDAQ: BNHN) today.

BENIHANA OF TOKYO, INC.

September 22, 2004

Dear Fellow Stockholder:

The September 28, 2004 Annual Meeting is fast approaching. We ask you to join our efforts to install oversight and to restore accountability and trust to the Benihana Board by voting FOR the election of our nominees, Lewis Jaffe and Kevin Y. Aoki.

THE BOARD OF BENIHANA INC. JUST DOESN’T GET IT!

THE REAL ISSUE IN THIS CONTEST IS BOARD INDEPENDENCE AND ACCOUNTABILITY.

Despite management’s recent overwrought letter to you, this contest is not about control by Rocky Aoki. This contest is about having a truly independent board accountable to ALL stockholders.

Our independent director nominee, Lewis Jaffe, who has no ties to any of the existing directors and who has never met any of the Aokis, will bring a much needed fresh perspective to the Benihana Board in order to ensure accountability. Lewis Jaffe has solid public company Board experience as well as operating experience. He was introduced to this situation by Providence Capital, Inc., Benihana of Tokyo’s financial advisor. By contrast, Benihana’s nominee, Yoshihiro Sano, is a partner in The Dorsan Group along with the CEO, Joel Schwartz and General Counsel, Darwin Dornbush of Benihana Inc.

WE’RE NOT THE ONLY ONES WHO BELIEVE THAT BENIHANA INC. DOESN’T GET IT!

Institutional Shareholder Services (“ISS”), the leading provider of independent proxy voting advice to institutional investors around the world, has recommended that its clients holding Benihana Inc. Common Stock vote the BLUE proxy card for Lewis Jaffe and Kevin Aoki.

ISS based its recommendation largely on concerns about the recent $20 million financing transaction with BFC Financial. The ISS recommendation stated: “In ISS’s view the financing transaction with BFC is not shareholder friendly. In fact, we note the following: conflict of interests, no compelling need for financing, toxic features such as granting veto rights to preferred shareholders on non ordinary business events, and a process that critics would argue failed to seek out additional investor alternatives.”

More importantly, ISS also concluded, “We believe that adding an independent director not related to existing members of the board and the BFC financing decision can provide an alternative viewpoint and enhance accountability to shareholders.”

AN INDEPENDENT, CONFLICT-FREE BOARD IS REQUIRED TO PROTECT YOUR INTERESTS.

THE CHOICE IS CLEAR. VOTE THE BLUE PROXY CARD TODAY.

Join us in our efforts to restore Board accountability and trust. Please sign, date and return the BLUE proxy card with a vote FOR Benihana of Tokyo’s slate of nominees.

If you have any questions, or require any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

Very Truly Yours,

Benihana of Tokyo, Inc.